Exhibit 99.1

Contact:	Investor Relations
Tempur-Pedic International Inc.
800-805-3635

TEMPUR-PEDIC INTERNATIONAL REPORTS FIRST QUARTER EARNINGS

–     Achieves Record Quarterly Net Sales

–    Pro Forma EPS Up 11% and GAAP EPS Up 12%

–    Increases Full Year 2006 Earnings Per Share Guidance

LEXINGTON, KY, April 20, 2006 – Tempur-Pedic International Inc. (NYSE: TPX), the leading manufacturer, marketer and distributor of viscoelastic and premium mattresses and pillows worldwide, today announced net sales and earnings for the first quarter ended March 31, 2006.

First Quarter 2006 Financial Summary

•	Net sales rose 3% to $228.6 million from $222.4 million in the first quarter of 2005. Retail channel sales worldwide increased 8%. Sales in the U.S. retail channel grew 7%. Sales in the U.S. furniture retail channel grew 14%. Sales in the international retail channel increased 12%. The U.S. dollar strengthened compared to first quarter 2005, which resulted in a negative foreign exchange rate impact of $7.0 million on total net sales in the first quarter of 2006, or approximately 3% of total net sales and approximately 9% of international sales.

•	Pro forma earnings per share (EPS) rose 11% to $0.30 per diluted share in the first quarter of 2006 from $0.27 per diluted share in the first quarter of 2005. EPS under Generally Accepted Accounting Principles (GAAP) rose 12% to $0.29 per diluted share in the first quarter of 2006 from $0.26 per diluted share in the first quarter of 2005.

•	Cash flow provided by operations increased to $51.6 million in the first quarter of 2006 from $34.1 million in the first quarter of 2005. The increase was principally driven by improved working capital.

•	The Company made a voluntary prepayment of $21.8 million on its European term loan, in excess of its scheduled principal payment of $5.8 million for a total principal reduction of $27.6 million.

•	During the first quarter, the Company purchased 8.0 million shares of its common stock at a total cost of $98.2 million.

For the first quarter of 2006, the Company reported net income under GAAP of $26.9 million as compared to $26.8 million in the first quarter of 2005. The Company reported pro forma net income of $27.5 million, the same level as reported for first quarter 2005. Changes in foreign exchange rates reduced GAAP and pro forma net income by approximately $1.0 million compared to first quarter of 2005. Effective January 1, 2006 the Company began recording expense associated with employee stock options in accordance with the Statement of Financial Accounting Standards No. 123R and GAAP results for the first quarter of 2006 include a $0.01 charge for FAS 123R stock option expense and certain other non-cash stock-based compensation expense. Share repurchases in first quarter 2006 contributed approximately $0.01 to first quarter 2006 fully diluted EPS.

For a complete discussion of pro forma adjustments, see the Supplemental Information included later in this press release.

Chief Executive Officer Robert B. Trussell, Jr. commented, “After a challenging period in the second half of 2005, Tempur-Pedic International turned in a solid quarter of net sales and earnings in spite of a significant foreign exchange impact. We are pleased to report a new record for both net sales and net mattress units. The viscoelastic category we created continues to expand at a fast rate and Tempur-Pedic remains the market and innovation leader.”

President and CEO-elect H. Thomas Bryant noted, “During the first quarter, Tempur-Pedic generated growth and delivered our best quarter ever in terms of net sales. The first quarter comparison was especially difficult given the impact of our February 1st 2005 price increase. As previously noted, we believe this action caused buy ahead and increased net sales in the first quarter of 2005 by approximately $12 million. While our international results in local currencies met our expectations, the strong U.S. dollar reduced reported revenues by $7 million.

“In the first quarter, we continued our efforts to improve the overall financial strength of the business. Strong performance throughout our operations generated significantly improved working capital. Operating cash flows for the quarter increased as we continued to reduce our levels of inventory. In addition, due to strong performance from our international operations, we made a voluntary prepayment of nearly $22 million on our European term loan. Reflecting our overall confidence and the strong cash flow dynamics of the business, the Company purchased more than $98 million of common stock during the quarter.

“Last quarter, we discussed several initiatives to accelerate U.S. sales growth. Since the beginning of the year, we have increased the size of our sales force and we have already seen a notable impact as our sales team spent more time at the store level working with accounts to improve sales productivity. We have selectively added high quality retail partner stores.

“We have expanded distribution within our existing accounts and we will build on that momentum in the second quarter. During the second quarter, we will begin shipping our two new high-end mattresses in the U.S., ‘The GrandBed by Tempur-Pedic™’ and ‘The RhapsodyBed by Tempur-Pedic™’, as well as the newly redesigned Classic model. We have begun taking orders and have been pleased with the level of retailer acceptance. We believe these new mattress models will allow Tempur-Pedic to expand floor space within our accounts.

“Internationally, we continue to experience tremendous mattress unit growth across our retail markets. We are expanding distribution and in the first quarter we launched ‘The CelebrityBed by Tempur-Pedic™’ in the United Kingdom. Our premium products are enjoyed by consumers throughout the world, and, in fact, we believe our Company has the most substantial company-owned foreign operations among all U.S. bedding manufacturers.

“We have continued to be impacted by elevated prices for certain raw materials, which add significant cost to our operation. However, our initiatives to generate productivity improvements and cost reductions throughout our manufacturing and supply chain operations have yielded significant benefits. As a result of these initiatives, first quarter gross margin is slightly better than we anticipated. We currently expect our gross and operating margins to improve over the course of the year.

“While we are focused on controlling costs, we also increased our advertising investment around the world as we continue to build brand awareness. We are pleased to report that our marketing investments have seen quantifiable results. A third party independent research firm recently completed a survey finding that Tempur-Pedic U.S. total brand awareness increased significantly to 78% from 60% just two years ago.”

Mr. Trussell concluded: “After managing through an exceptionally challenging quarterly comparison, we are currently on track to report the best year in Company history. We are very confident in the Company’s future based on our superior products and market leadership in the viscoelastic and specialty categories. As we have previously disclosed, Tom will be taking on the role of Chief Executive Officer at the end of next week. The transition has been remarkably smooth and I leave the Company in the best possible hands. Having founded the U.S. business 15 years ago, I can say Tempur-Pedic is positioned better than ever to capitalize on the rapidly growing premium mattress segment around the world.”

Share Repurchase Program

During the first quarter of 2006, the Company purchased 8.0 million shares of its common stock for a total cost of $98.2 million. From the commencement of the repurchase program on October 20, 2005 through the end of the first quarter of 2006, the Company has purchased 14.9 million shares of its common stock for a total cost of $174.2 million. As of the end of the first quarter of 2006, the Company had $5.8 million remaining under its existing share repurchase authorization. Common shares outstanding at March 31, 2006 were 84.5 million compared to 92.4 million at the end of 2005 and 98.2 million at the end of 2004.

2006 Guidance

The Company re-iterated guidance for net sales and increased guidance for GAAP diluted earnings per share for full year 2006. The Company continues to expect full year 2006 net sales to range from $940.0 million to $970.0 million, an increase of 12% to 16% over 2005. The Company increased its full year 2006 guidance for GAAP diluted earnings per share to only reflect shares repurchased during the first quarter of 2006 and interest expense on associated borrowings. Compared to the Company’s previous GAAP guidance of $1.18 to $1.23, the Company currently expects GAAP diluted earnings per share for 2006 to range from $1.24 to $1.29, which includes a full year GAAP charge of approximately $0.02 for stock option expense. The Company notes that its guidance for diluted earnings per share does not assume any benefit from a potential reduction in shares outstanding related to future share repurchases. The Company also notes that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company’s control. The Company also notes that as discussed in Supplemental Information below the Company is providing certain pro forma information with respect to pro forma earnings per share to provide investors with useful information during this transitional period when many companies are adopting the provisions of FAS 123R, but going forward the Company does not intend to provide any pro forma information or pro forma guidance to reflect the effects of FAS 123R or other non-cash stock-based compensation expense.

Conference Call Information

Tempur-Pedic International will host a live conference call with Chief Executive Officer Robert Trussell, Jr., President and CEO-elect H. Thomas Bryant, and Chief Financial Officer Dale Williams to discuss first quarter financial results today, April 20, 2006 at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The dial-in number for the conference call is 866-271-6130, conference ID#15573260. The call is also being webcast, and can be accessed at http://www.tempurpedic.com/ir.

For those who cannot listen to the live broadcast, a replay of the call will be available from April 20, 2006 at 8:00 p.m. Eastern Time through April 27, 2006. To listen to the telephone replay, dial 888-286-8010, conference ID #89944033.

An archived webcast will also be available on the Tempur-Pedic International investor relations website at http://www.tempurpedic.com/ir.

Forward-looking Statements

This release contains “forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals,

strategies, and other information that is not historical information. When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, initiatives to increase sales, the rollout and market acceptance of new products, initiatives to generate productivity improvements and reduce costs, the Company’s intention to repurchase shares of its common stock from time to time under its share repurchase program, and management’s expectations regarding its net sales, pro forma and GAAP net income and gross and operating margins for 2006, are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include general economic and industry conditions and consumer confidence; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to further penetrate the US retail furniture channel, including the timing of opening or expanding within large retail accounts; the Company’s ability to continuously improve its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; rising commodity costs; the market price for the Company’s common stock prevailing from time to time; and the nature of other investment opportunities presented to the Company from time to time. Additional information concerning these and other risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s annual report on Form 10-K under the headings “Special Note Regarding Forward-Looking Statements” and “Risk Factors”. Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

About the Company

Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows™ made from its TEMPUR® pressure-relieving material: a proprietary material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the TEMPUR® and Tempur-Pedic® brand names. World headquarters for Tempur-Pedic International is in Lexington, KY.

For more information, visit http://www.tempurpedic.com or call 800-805-3635.

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended March 31
	2006	2005	Chg %
Net sales	$228,586	$222,379	3%
Cost of sales	117,332	108,136

Gross profit	111,254	114,243	(3)%
Selling and marketing expenses	44,742	44,969
General and administrative expenses	18,455	19,090
Research and development expenses	840	804

Operating income	47,217	49,380	(4)%

Other income (expense), net:
Interest expense, net	(4,457)	(5,363)
Loss on debt extinguishment	—	(717)
Other income (expense), net	(93)	(85)

Total other expense	(4,550)	(6,165)

Income before income taxes	42,667	43,215
Income tax provision	15,774	16,465

Net income	$26,893	$26,750	1%

Earnings per share:

Basic	$0.30	$0.27

Diluted	$0.29	$0.26

Weighted average shares outstanding:

Basic	89,346	99,074

Diluted	93,089	103,392

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Balance Sheet

(In thousands, except per share amounts)

	March 31, 2006	December 31, 2005	Chg %
ASSETS

Current Assets:
Cash and cash equivalents	$13,181	$17,855
Accounts receivable, net	122,644	111,726
Inventories	78,248	81,064
Prepaid expenses and other current assets	10,944	11,072
Income taxes receivable	—	19
Deferred income taxes	7,098	6,532

Total Current Assets	232,115	228,268	2%

Property, plant and equipment, net	199,858	193,224
Goodwill	199,868	199,962
Other intangible assets, net	73,109	73,908
Deferred financing and other non-current assets, net	7,238	6,949

Total Assets	$712,188	$702,311	1%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$37,059	$33,639
Accrued expenses and other	63,797	56,570
Income taxes payable	16,427	—
Current portion of long-term debt	26,440	30,770

Total Current Liabilities	143,723	120,979	19%

Long-term debt	371,793	313,711
Deferred income taxes	40,307	40,386
Other non-current liabilities	471	906

Total Liabilities	556,294	475,982	17%

Stockholders’ Equity:
Common stock, $.01 par value, 300,000 shares authorized; 99,215 shares issued as of March 31, 2006 and December 31, 2005	992	992
Additional paid in capital	260,089	255,369
Deferred stock compensation, net of amortization of $13,101 and $12,312 as of March 31, 2006 and December 31, 2005, respectively	(6,142)	(2,196)
Retained earnings	72,237	46,245
Accumulated other comprehensive income	998	1,137
Treasury stock, at cost; 14,676 and 6,767 shares as of March 31, 2006 and December 31, 2005, respectively	(172,280)	(75,218)

Total Stockholders’ Equity	155,894	226,329	(31%)

Total Liabilities and Stockholders’ Equity	$712,188	$702,311	1%

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Consolidated Statement of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2006	2005	Chg %
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$26,893	$26,750
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,105	6,530
Amortization of deferred financing costs	403	793
Loss on extinguishment of debt	—	717
Amortization of stock-based compensation amortization	789	884
Allowance for doubtful accounts	930	913
Deferred income taxes	(658)	(1,384)
Foreign currency adjustments	136	675
Loss on sale of equipment and other	198	510
Changes in operating assets and liabilities:
Accounts receivable	(10,803)	(8,186)
Inventories	3,078	(8,874)
Prepaid expenses and other current assets	385	981
Accounts payable	2,639	253
Accrued expenses and other	5,072	(3,649)
Income taxes	16,388	17,180

Net cash provided by operating activities	51,555	34,093	51%

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for trademarks and other intellectual property	(202)	(474)
Purchases of property, plant and equipment	(9,260)	(18,738)
Proceeds from sale of equipment	8	83

Net cash used by investing activities	(9,454)	(19,129)	51%

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term Revolving Credit Facility	83,000	15,000
Repayments of long-term Revolving Credit Facility	(4,000)	(12,000)
Repayments of long-term debt	(27,623)	(31,845)
Common stock issued, including reissuances of treasury stock	194	690
Treasury stock repurchased	(98,157)	—
Payments for deferred financing costs	(619)	—

Net cash used by financing activities	(47,205)	(28,155)	(68%)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	430	(2,182)

Decrease in cash and cash equivalents	(4,674)	(15,373)

CASH AND CASH EQUIVALENTS, beginning of period	17,855	28,368

CASH AND CASH EQUIVALENTS, end of period	$13,181	$12,995	1%

Supplemental Information

Pro Forma Net Income and Other Financial Data

The presentation below is provided to enhance the overall understanding of the Company’s historical financial performance and comparability between periods. Management believes excluding share-based compensation expense, which only includes expense related to stock options granted to employees and directors, provides useful information to investors particularly during this transitional period when many companies are initially adopting the provisions of FAS 123R.

Because of the relatively small amount of the Company’s currently anticipated non-cash stock-based compensation expense and the Company’s expectation that over time most of the Company’s non-cash stock-based compensation expense will consist of FAS 123R stock option expense, going forward the Company does not intend to provide pro forma information reflecting the effects of non-cash stock-based compensation.

The following is a reconciliation of GAAP net income to pro forma net income and per share amounts:

TEMPUR-PEDIC INTERNATIONAL INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Income to Pro Forma Net Income,

and Other Financial Data

(In thousands, except per share data)

	Three Months Ended March 31,
	2006	2005
GAAP net income	$26,893	$26,750

Non-cash stock-based compensation expense[1]	569	775

Pro forma net income	$27,462	$27,525

GAAP net income per share, diluted	$0.29	$0.26

Non-cash stock-based compensation expense1	0.01	0.01

Pro forma net income per share, diluted	$0.30	$0.27

Other financial data

Depreciation and amortization	$6,894	$7,414
Net debt	$385,052	$247,527

[1]	Non-cash stock based compensation expense for 2006 includes FAS 123R stock option expense and other non-cash stock –based compensation expense and for 2005 does not include any FAS 123R stock option expense but includes other non-cash stock-based compensation expense.

Summary of Channel Sales

The Company generates sales through four distribution channels: retail, direct, healthcare and third party. The retail channel sells to furniture, specialty and department stores globally. The direct channel sells directly to consumers. The healthcare channel sells to hospitals, nursing homes, healthcare professionals and medical retailers. The third party channel sells to distributors in countries where Tempur-Pedic International does not operate its own distribution company.

The following table highlights net sales information, by channel and by segment, for the first quarter of 2006 compared to 2005:

($ in thousands)

	CONSOLIDATED Three Months Ended March 31,		DOMESTIC Three Months Ended March 31,		INTERNATIONAL Three Months Ended March 31,
	2006	2005	2006	2005	2006	2005
By Sales Channel
Retail	$183,448	$169,309	$125,231	$117,185	$58,217	$52,124
Direct	21,991	28,569	19,482	25,366	2,509	3,203
Healthcare	11,103	12,752	3,065	3,025	8,038	9,727
Third Party	12,044	11,749	3,737	2,354	8,307	9,395

Total	$228,586	$222,379	$151,515	$147,930	$77,071	$74,449

Summary of Product Sales

A summary of net sales by product is reported below:

($ in thousands)

	CONSOLIDATED Three Months Ended March 31,		DOMESTIC Three Months Ended March 31,		INTERNATIONAL Three Months Ended March 31,
	2006	2005	2006	2005	2006	2005
Net Sales
Mattresses	$159,915	$154,092	$112,578	$111,056	$47,337	$43,036
Pillows	28,479	33,331	13,152	13,797	15,327	19,534
Other	40,192	34,956	25,785	23,077	14,407	11,879

Total	$228,586	$222,379	$151,515	$147,930	$77,071	$74,449

Units Sold(1)
Mattresses	195,178	184,319	113,949	111,813	81,229	72,506
Pillows	557,903	630,261	260,951	258,132	296,952	372,129

(1)	Units sold represent net sales after consideration of returned mattresses and pillows and excludes units shipped to fulfill warranty claims and promotional activities.